       MEMBERS
E. LYNN FREESE
RICHARD C. WEST
KENNETH L. VOGT
DOUGLAS R. STROUD
BRIAN E. DANIELL
JANICE K. ROMACK
DIANA R. SMITH
WEST & COMPANY, LLC
CERTIFIED PUBLIC ACCOUNTANTS
&
CONSULTANTS
1009 SOUTH HAMILTON
P.O. BOX 80
SULLIVAN, ILLINOIS 61951

(217) 728-4307

       OFFICES
EFFINGHAM
SULLIVAN
GREENVILLE
MATTOON

June 29, 2007
Consolidated Communications, Inc.
121 South 17th Street
Mattoon, IL 61938
We are currently in the process of auditing the financial statements of the Consolidated Communications Inc. 401(k) Plan for the year ended December 31, 2006.
Because there has been a delay in the receipt of plan information from the Plan’s trustee and other providers, we are unable to perform the necessary audit procedures in which to enable us to form an opinion on the financial statements by the due date of the filing of the Form 11-K without unreasonable effort and expense.
Sincerely,
West & Company, LLC
Member of Private Companies Practice Section